Doral Energy Announces Name Change, Enters into Binding Purchase Agreement to Acquire Producing Oil Assets in Permian Basin

Los Angeles, CA – April 30, 2008 – Doral Energy Corp (OTC: DENG.OB) (formerly Language Enterprises Corp) (the “Company”) is pleased to announce that effective April 28, 2008 the Company has changed its name to Doral Energy Corp. To complete the name change, the Company incorporated a wholly owned subsidiary for the sole purpose of merging the subsidiary with and into the Company, with the Company continuing as the surviving entity. Under the provisions of the Nevada Revised Statutes, shareholder approval for the name change was not required. Other than the name change, no changes were made to the Company’s articles of incorporation or bylaws. The Company further announces that it has agreed to acquire a significant package of producing oil and gas properties in southeastern New Mexico in the northwest section of the Permian Basin. The 7,500 acres of leasehold acreage and 186 total wells are being purchased from Hanson Energy, a private entity with current production of approximately 120 gross barrels of oil equivalent per day (“BOEPD”) from the properties. In consideration for the assets, Hanson Energy will receive a combination of cash, stock, and an overriding royalty interest.

The Property

The leasehold acreage being acquired by the Company is located east of Artesia, NM in northern Eddy County, which is toward the western edge of the Permian Basin. This prolific oil-producing region extends throughout southwest Texas and southeast New Mexico and is one of the largest and most active oil and gas producing basins in the United States, accounting for approximately 18 percent of total US oil production.

Doral Energy CEO Dr. Paul Kirkitelos stated, "We are very excited about this acquisition, because it not only positions us to be an immediate participant in the vibrant oil and gas markets, it also places us in the Permian Basin, a region of very strong oil production pedigree, and an area in which we are focused on assembling a portfolio of producing assets. The Hanson Energy property fits in nicely with our strategy of acquiring assets that have solid existing cash flow, plus the opportunity for significant production increases through operational improvements and new drilling.”

Reserve Base

The properties being acquired have proved developed reserves of approximately 800,000 BOE, with an additional 3,300,000 BOE in proved undeveloped reserves, based on the Company’s internal analysis. At current prices, the combined reserves represent more than $400 million worth of oil in the ground. The Company estimates that an investment of over $30 million will be required to develop the proved undeveloped reserves. The Company plans to aggressively develop these infill locations in order to further enhance and expand the Company’s developed reserve base.

"This purchase for Doral Energy provides a strong entry into the Permian Basin with current oil and gas production and very significant upside potential,” stated H. Patrick Seale, the Company’s lead consultant for engineering and operations. “Based on extensive studies of the properties to date, we have created a work plan for operational improvements that we believe could increase production from the existing wells by up to 30% by the end of 2008, in addition to our development drilling program for the undeveloped acreage. The work plan will include well repair and clean-out workovers, well chemical treatments and acid stimulations, and improvements in pump and production facility efficiencies. The implementation of this work plan will begin immediately upon closing of the transaction.”

The Permian Basin

The Permian Basin is the largest inland oil producing region in the lower 48 United States. The region has been producing for over 80 years, and it is still an area of intense production and drilling activity, thanks in large part to its stability and relatively slow rate of annual production decline, which is less than that of many newer, smaller producing fields in other areas of the United States. All of the major energy companies have active operations in the Permian Basin, including ExxonMobil, Chevron, ConocoPhillips, BP, and Occidental, as well as many independents and very small operators. With recent technological advancements in oil and gas recovery techniques, it is anticipated that the Permian Basin will continue to play a very significant role in the U.S. energy industry for decades to come.

About Doral Energy Corp

Doral Energy Corp (OTC: DENG.OB) is an emerging oil and gas exploration and production company headquartered in Los Angeles, and with an operations office in Midland, Texas. Doral Energy Corp’s strategy is to grow a portfolio of exploration, exploitation, and production assets, with a focus on achieving immediate cash flow from production, and lower-risk growth from operational improvements and new drilling on properties with strong proven reserve bases. The prolific Permian Basin of Texas and New Mexico is a geographic region of particular interest for the Company’s future acquisition activity. The Company has entered into a purchase agreement with Hanson Energy for 7,500 acres of lease holdings and producing wells in the Southeastern New Mexico section of the Permian Basin. Doral Energy has previously entered into an agreement with G2 Petroleum, LLC to obtain up to a 50% working interest in the G2’s Diamond Springs Prospect in Fremont County, Wyoming.

Further Information

Shareholders and investors are encouraged to visit Doral Energy’s website at www.DoralEnergy.com for more information. Please feel free to call investor relations toll-free at 1-866-511-1147 with any questions pertaining to the Company.

On behalf of DORAL ENERGY CORP, INC.

Dr. Paul Kirkitelos, President and CEO

Legal Notice Regarding Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Forward looking statements are generally, but not always, identified by the words "expects", "plans", "anticipates", "believes", "intends", "estimates", "projects", "aims", "potential", "goal", "objective", "prospective", and similar expressions or that events or conditions "will", "would", "may", "can", "could" or "should" occur. Information concerning oil or natural gas reserve estimates may also be deemed to be forward looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed. Closing of the transactions described above is subject to a number of terms and conditions, including the satisfactory completion of each party’s due diligence investigations. In addition, Doral Energy Corp does not currently have sufficient financial resources to pay the cash portion of the purchase price for the Hanson Energy assets, and will require substantial financing prior to completing the acquisition of these assets.

Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release. In evaluating these statements, you should consider the risks discussed, from time to time, in the reports we file with the US Securities and Exchange Commission.

Contact:

AMD Market Strategies
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